Exhibit 10.1

Retention Bonus Repayment Agreement

By signing this Retention Bonus Repayment Agreement (“Agreement”) below I, Darla Ramirez, acknowledge that, as part of my employment with Pier 1 Services Company, a Delaware statutory trust, or any of its subsidiaries or affiliates (“Pier 1”), I am being offered a retention bonus of up to $50,000 (“Bonus”) under the following terms and conditions.

The Bonus will be paid out on pay period ending March 23, 2019.  The Bonus payment is contingent upon my active employment with Pier 1 at the time of payment. Additionally, to be eligible for the Bonus, I must satisfactorily perform the tasks and responsibilities that are assigned to me through the end of the bonus payment period.

Further, in consideration of Pier 1’s payment of the Bonus, I hereby agree as follows:

If, on or before September 23, 2019, I voluntarily terminate my employment with Pier 1, or if my employment is separated by Pier 1 due to a violation of any Pier 1 policy, I agree that within ten (10) business days of the separation of my employment from Pier 1, I will repay the Bonus amount.  I further agree that I will make my repayment to Pier 1 in the form of a check or money order made payable to Pier 1 Imports, Inc.

In the event I am obligated to repay or reimburse Pier 1 for any portion of the Bonus as provided in this Agreement, I authorize Pier 1 to deduct any portion of the Bonus which I am obligated to repay or reimburse from any wages due and owing to me including, but not limited to, my final paycheck.  I understand and agree that, if such monies are not sufficient to repay the full amount I owe, I will remain obligated to reimburse or pay the balance to Pier 1.

I understand that this Agreement does not constitute a contract of employment or a guarantee of employment for any length of time, nine months or otherwise.  Except where expressly superseded by state law, Pier 1 is an at-will employer and reserves the right to terminate the employment of any associate for any reason with or without past record of corrective action. An associate also has the right to terminate his/her employment with Pier 1 for any reason and at any time.

This Agreement was negotiated and entered into, at least in part, in the state of Texas and shall be construed under the laws of the state of Texas without regard to conflicts or choice of law and venue shall be brought exclusively in Tarrant County, Texas.

This Agreement is entered into and is effective as of the date indicated below.

Pier 1 Services Company,
By: Pier 1 Holdings, Inc.,
its managing trustee

/s/ Darla Ramirez	/s/ Christine Murray
Printed Name: Darla Ramirez	Printed Name: Christine Murray
Title: Senior Vice President, Human Resources and CHRO

Date: March 14, 2019	Date: March 14, 2019